Exhibit 99

FOR IMMEDIATE RELEASE                                             Media Contact:
                                                          Robert R. Ferguson III
                                                                 President & CEO
                                                                  (919) 595-6003


             MIDWAY AIRLINES SETTLES LITIGATION WITH AIRCRAFT LESSOR

         RALEIGH-DURHAM, N.C. - January 5, 2000 - Midway Airlines Corporation (NASDAQ: MDWY) announced today that it has settled a pending lawsuit with the lessor of four Fokker F100 aircraft formerly operated by the Company.
Under the terms of the settlement:

a) Midway has paid $2.0 million to the lessor, and will receive approximately $1.3 million from the lessor, to resolve various disputes between the companies;

b) Midway will make a prepayment of $1.3 million toward outstanding debt owed to the lessor; and

c) Midway has obtained an option to terminate four other aircraft leases prior to their scheduled expiration.

         If Midway exercises the option to terminate the four other aircraft leases, the leases on those four F100 aircraft will terminate during the first half of 2001 rather than during the winter of 2003/04 as originally scheduled. If Midway elects to exercise the option, the Company will pay to the lessor approximately $2.125 million upon the early termination of each lease. Midway may exercise the option at any time prior to March 1, 2000.

         In connection with the settlement agreement, Midway will record a pre-tax charge amounting to approximately $700 thousand during the fourth quarter of 1999. Further, if Midway should elect to terminate the four other leases pursuant to the option, an additional pre-tax charge of approximately $8.5 million would be recorded.